FORM 5

                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, D.C. 20549
                          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
<square>Check this box if
no longer subject to
Section 16. Form 4          Filed pursuant to Section 16(a) of the
or Form 5 obligations    Securities Act of 1934, Section 17(a) of the Public
may continue.  SEE       Utility Holding Company Act of 1935 or Section 30(f)
Instruction1<b>.              of the Investment Company Act of 1940

<square>Form 3 Holdings Reported
<square>Form 4 Transactions Reported

1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol 6.  Relationship of Reporting Person to
                                                                                              Issuer
                                                  ENZON, INC. (ENZN)                             (Check all applicable)
ZUERBLIS             KENNETH         J.                                                        Director ______ 10% Owner
(Last)              (First)           (Middle) 3. IRS or Social    4. Statement for             X     Officer  ______ Other
                                               Security Number of     Month/Year              (give title below)
40 JACKIE DRIVE                                Reporting Person       JUNE 30, 1995     (specify below)
                                               (Voluntary)
                                                                                                   Vice President, Finance
                                                                                                 and Chief Financial Officer
                   (Street)                                        5. If Amendment,
                                                                      Date of Original
                                                                      (Month/Year)
LONG VALLEY               NJ     07853
(City)              (State)              (Zip)
                                                TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security                           2. Trans- 3. Trans- 4. Securities Acquired  5. Amount of    6. Owner-   7. Nature of
   (Instr. 3)                                     action    action    (A) or Disposed of      Securities      ship        Indirect
                                                  Date      Code      (D)                     Beneficially    Form:       Beneficial
                                                  (Month/ (Instr.     (Instr. 3, 4 and 5)     Owned at End    (D) or      Ownership
                                                  Day/      8)                                of Issuer's     Indirect    (Instr.
                                                  Year)                                       Fiscal Year     (I)          4)
                                                                                              (Instr. 3       (Instr.
                                                                                               and 4)          4)
                                                                    Amount   (A) or Price
                                                                               (D)



















Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                               (Over)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (E.G., puts, calls, warrants, options, convertible securities)


1. Title of Derivative   2.Conver-3.Trans-4.Transac-5.Number of6.Date  7.Title and Amount of 8.Price9.Number10.        11.  Na-
Security                   sion   action tion  Deriv-        ExercisableUnder-lying            of    of       Owner-     ture
   (Instru. 3)             or     Date   Code  ative         and       Securities (Instr. 3    Deriv-Deriv-   ship        of In-
                           Exercise(Month/Day/(Instr.SecuritiesExpirationand 4)                ative ative     of De-     direct
                           Price  Year)8)      Ac-           Date                              Secur-Secur-               Bene-
                           of                  quired (A)    (Month/Day/                       ity   ities    rivative    ficial
                           Deriv-              or Disposed   Year)                             (Instr.Bene-               Own-
                           ative               of (D)                                          5)    ficially Security:     ership
                          Security              (Instr. 3,                                            Owned     (D)     (Instr. 4)
                                               4, and 5)                                               at        or In-
                                                                                                     End of    Direct
                                                                                                     Year
                                                                                                   (Instr.  (I)(Instr.
                                                                                                   4)       4)
                                                 (A)   (D) Date  Expira-    Title     Amount
                                                           Exer- tion                 or
                                                           cisableDate                Number
                                                                                      of
                                                                                      Shares
STOCK OPTION (RIGHT TO   $2.09  1/20/95A     40,000        1/20/971/20/05COMMON STOCK 40,000 $2.09 40,000   D          --
PURCHASE)+
STOCK OPTION (RIGHT TO   $2.63  8/24/94A     45,000        8/24/968/24/04Common Stock 45,000 $2.63 45,000   D          --
PURCHASE)+













  Explanation of Responses:

  + Granted under the Company's Non-Qualified Stock Option Plan, as amended, a Rule 16b-3 plan.










** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.


                                  /S/KENNETH J. ZUERBLIS          2/23/96
SEE 18 U.S.C. 1001 and
15 U.S.C. 78ff(a).               **Signature of Reporting Person      Date


Note:  File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, SEE Instruction 6 for procedure.